Exhibit 10.2

TAX SHARING AGREEMENT

between

OCCIDENTAL PETROLEUM CORPORATION

AND ITS AFFILIATES

and

CALIFORNIA RESOURCES CORPORATION

AND ITS AFFILIATES

Dated as of [•], 2014

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (the “Agreement”) is entered into as of [•], 2014, by and between Occidental Petroleum Corporation (“OPC”), a Delaware corporation, and California Resources Corporation (“CRC”), a Delaware corporation.  Each of OPC and CRC is sometimes referred to herein as a “party” and, collectively, the “parties.”

RECITALS

WHEREAS, OPC, through various subsidiaries, is engaged in the oil and gas exploration and production business, the midstream and marketing business, and the chemicals business, including the CRC Business;

WHEREAS, the board of directors of OPC has determined that it is in the best interests of OPC and its shareholders that CRC operate the CRC Business as a separate publicly-traded entity;

WHEREAS, prior to the Second Distribution, CRC was a member of the OPC Consolidated Group;

WHEREAS, pursuant to an overall “plan of reorganization,” within the meaning of Treasury Regulation Section 1.368-2(g),

(a)                                 Sub 1 changed its state of incorporation to Delaware and changed its name from OPIC to Oxy USA Inc.

(b)                                 Sub 1 and its subsidiaries have undertaken an internal restructuring, pursuant to which (i) entities, assets, employees and liabilities associated with CRC Business were transferred to Sub 1, CRC Services, and CRC Marketing, and (ii) intercompany obligations between members of the OPC Group and members of the CRC Group were eliminated (the “Internal Restructuring”).

(c)                                  Pursuant to the Contribution Agreement, Sub 1 contributed to CRC (i) all of the stock and interests that it owns in the CA Entities and (ii) certain other California assets owned by Sub 1 in exchange for CRC common stock, the assumption of liabilities associated with the CRC Business, and a right, subject to certain conditions, to receive a distribution of the Loan 1 Proceeds (the “First Contribution”).

(d)                                 CRC distributed the net Loan 1 Proceeds to Sub 1.

(e)                                  Sub 1 distributed the net Loan 1 Proceeds to OPC, and then distributed all of the CRC stock to OPC (the “First Distribution” and, together with the First Contribution, the “Internal Spin-Off”), and within 18 months of the First Distribution, OPC will (i) transfer the Loan 1 Proceeds to shareholders (whether through quarterly dividends, redemptions pursuant to existing or future repurchase programs, or otherwise), (ii) transfer the Loan 1 Proceeds to creditors, or (iii) some combination of the foregoing.

(f)                                   After the Internal Spin-Off, CRC declared a dividend of the Loan 2 Proceeds to owners of record as of a date after the Internal Spin-Off and before the Second Distribution (defined below) that was paid on a date prior to the Second Distribution.

(g)                                  OPC contributed assets it owned related to the CRC Business and certain intercompany receivables owed to OPC from CA Entities to CRC in actual or constructive exchange for shares of CRC common stock (the “Second Contribution”).

(h)                                 OPC distributed more than 80 percent of the outstanding stock of CRC pro rata to OPC’s shareholders (the “Second Distribution”).

(i)                                     OPC will either (i) exchange all additional CRC stock that it holds for OPC common stock, or (ii) distribute all such CRC stock pro rata to the OPC shareholders, or a combination of both, in either case within 18 months of the Second Distribution (the “Final Distribution,” and together with the Second Contribution and the Second Distribution, the “External Spin-Off”);

WHEREAS, the parties intend that, for United States federal income tax purposes, the First Contribution and the First Distribution, taken together, will qualify for tax-free treatment under Sections 355, 361, 368(a)(1)(D), and related provisions of the Code;

WHEREAS, the parties intend that, for United States federal income tax purposes, the Second Contribution, the Second Distribution and the Final Distribution, taken together, will qualify for tax-free treatment under Sections 355, 361, 368(a)(1)(D), and related provisions of the Code;

WHEREAS, as a result of the Second Distribution, CRC and the other members of the CRC Group ceased to be members of the OPC Group;

WHEREAS, with respect to the portion of the 2014 taxable year ending with the Second Distribution, the CRC Group has not made payments to OPC of its Net Separate Tax Liability or Separate Tax Liability;

WHEREAS, the parties wish to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, (b) allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes, and (c) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Internal Spin-Off and the External Spin-Off under Sections 355, 361, 368(a)(1)(D), and related provisions of the Code, and (d) provide for and agree on certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN OPERATING CONVENTIONS

1.1                               For the purposes of this Agreement, the following terms have the meanings set forth below:

Adjustment Request means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

Affiliated Group means an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.

Agreement has the meaning set forth in the introductory paragraph of this Agreement.

Audit includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

Audit Adjustment Increase means, with respect to any Tax Return described in Section 2.1(a)(i), any increase in Separate Tax Liability that results from a Final Determination.

CA Entities means the entities that are engaged in the CRC Business and which were contributed to CRC pursuant to the Contribution Agreement in the First Contribution, including OLBI, OEH LLC, CHO, VPL, SSJP, Vintage Production, CRC Marketing, CRC Services, and Socal Holdings, LLC.

Capital Stock means any capital stock or other equity interests, options, or rights to acquire capital stock or other equity interests, or any other instruments convertible into or exchangeable for, or that could otherwise result in the issuance of, capital stock or other equity interests.

CHO means California Heavy Oil, Inc., a Delaware corporation which is owned by OXY USA and which is a member of the OPC Consolidated Group.

Code means the Internal Revenue Code of 1986, as amended.

Combined Return means any Tax Return with respect to franchise Taxes or Income Taxes, other than United States federal Income Taxes, filed on a consolidated, combined, or unitary basis wherein CRC or any member of the CRC Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with OPC or one or more members of the OPC Group.

Consolidated Return means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein CRC or any member of the CRC Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with OPC or one or more members of the OPC Group.

Contribution Agreement means the Contribution, Conveyance and Assumption Agreement by and among CRC and Sub 1 dated September 11, 2014.

CRC has the meaning set forth in the introductory paragraph of this Agreement.

CRC Business means (a) the exploration for and development and production of crude oil and condensate, NGL and natural gas in the State of California and in state waters offshore California, including all California operations of OPC’s Oil and Gas Segment, operated mainly through OXY Long Beach and California Resources Elk Hills, California Production, and the California operations of OXY USA, and the gathering and processing of such crude oil, condensate, NGL and natural gas, (b) the ownership interest in and operation of three gas-fired combined cycle power plants at Elk Hills Field in California and THUMS in California, (c) the marketing and trading of crude oil and condensate, NGL, natural gas, water, steam and electricity produced in the operations set forth in clause (a) and (b) of this definition, and (d) the abandonment, monitoring and remediation of oil and gas properties and operations utilized therein. For the avoidance of doubt, the “CRC Business” shall not include (i) the existing third-party crude oil and gas marketing business of OPC and its subsidiaries’ non-California midstream and marketing segment, which participates in various U.S. markets, including California, and (ii) the office building located at 10889 Wilshire Boulevard, Los Angeles, CA 90024, which is owned by Oxy Westwood Corporation, a California corporation that is a subsidiary of Sub 1.

CRC Group means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which CRC will be the common parent corporation immediately after the Second Distribution, (i) any predecessor to any such entity, and (ii) any corporation or other entity which may become a member of such group from time to time.  For the avoidance of doubt, the CRC Group will include any legal entity which is wholly-owned, directly or indirectly, by members of the CRC Group.

CRC Marketing means a Delaware corporation which was formed by Sub 1 to conduct the marketing activities with respect to the CRC Business.

CRC Services means a Delaware limited liability company which was formed by Sub 1, and which has elected to be classified as disregarded as an entity separate from Sub 1 for U.S. federal income tax purposes, to acquire and hold certain information technology that will be used in the CRC Business and replace Sub 1’s cash management functions for members of the CRC Group.

CRC Tax Refund has the meaning set forth in Section 3.9.

Deferred Intercompany Gain Transaction means any transfer of Directly Owned California Assets in connection with the Internal Restructuring which is an “intercompany transaction” (as defined in Treasury Regulation Section 1.1502-13(b)(1)) and pursuant to which OPC or any member of the OPC Group recognized taxable gain or income pursuant to Treasury Regulation Sections 1.1502-13(c) or (d).

Directly Owned California Assets means any asset associated with the CRC Business that was (i) sold, contributed, or otherwise transferred to CRC, any member of the CRC Group, or CRC Services, as part of the Internal Restructuring or the First Contribution, and (ii) treated for a taxable period, or any portion thereof, prior to the First Contribution, as directly owned by any member of the OPC Group for United States Federal Income Tax purposes.  Directly Owned California Assets include, but are not limited to, oil and gas interests, software agreements, supply agreements, marketing agreements, etc.

Distribution Date means the date the last distribution of CRC stock is made in connection with the Final Distribution.

Distributions means the First Distribution, the Second Distribution and the Final Distribution.

Draft Tax Materials has the meaning set forth in Section 5.1.

Estimated Tax Installment Date means the estimated United States federal Income Tax installment due dates prescribed in Section 6655(c) of the Code and any other date on which an installment of Income Taxes is required to be made.

External Spin-Off has the meaning set forth in the Recitals of this Agreement.

Federal Separate Tax Liability means the CRC Group’s United States federal Income Tax liability, as determined by OPC in good faith and prepared:  (a) assuming that all Tax Items attributable to Directly Owned California Assets are attributable to the CRC Group; (b) assuming that the members of the CRC Group were not included in the United States federal consolidated Income Tax return of the OPC Consolidated Group and including only Tax items of members of the CRC Group that would have been included in the United States federal consolidated Income Tax return of the OPC Consolidated Group for the applicable taxable period; (c) using all applicable elections, accounting methods and conventions used in the United States federal consolidated Income Tax Return of the OPC Consolidated Group for the applicable taxable period; (d) applying the highest statutory marginal corporate United States federal Income Tax rate in effect for such taxable period; and (e) assuming that the CRC Group’s utilization of any tax attribute carryforward or carryback is limited to the tax attributes of the CRC Group that were actually utilized in the United States federal consolidated Income Tax return of the OPC Consolidated Group for such period; provided, however, that in no event shall the Federal Separate Tax Liability be less than zero.

Fifty-Percent or Greater Interest has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

Filing Party has the meaning set forth in Section 8.1.

Final Determination means the final resolution of liability for any Tax Item or for the Tax Liability for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax Liability for any taxable period; (iii) any allowance of a Tax Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

Final Distribution has the meaning set forth in the Recitals of this Agreement.

Final Tax Materials has the meaning set forth in Section 5.1.

First Contribution has the meaning set forth in the Recitals of this Agreement.

First Distribution has the meaning set forth in the Recitals of this Agreement.

Hypothetical Post-Distribution CRC Group Tax Liability means the Hypothetical Post-Distribution Federal CRC Group Tax Liability or the Hypothetical Post-Distribution State CRC Group Tax Liability, as applicable.

Hypothetical Post-Distribution Federal CRC Group Tax Liability means a hypothetical amount equal to the Post-Distribution Federal CRC Group Tax Liability computed as if no Transaction Taxes resulting in the application of Section 4.4 had been imposed.

Hypothetical Post-Distribution State CRC Group Tax Liability means a hypothetical amount equal to the Post-Distribution State CRC Group Tax Liability computed as if no Transaction Taxes resulting in the application of Section 4.4 had been imposed.

Income Taxes means all federal, state, local or foreign Taxes measured by or imposed on net income, or any Taxes imposed in lieu of such Taxes.

Income Tax Return means any Tax Return with respect to Income Taxes.

Indemnifying Party means any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

Indemnified Party means any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

Independent Firm means a recognized law firm, in the event of a dispute regarding the interpretation of this Agreement, or accounting firm, in the event of a dispute regarding calculations made pursuant to this Agreement; provided, however, that such term shall not include any accounting firm that performs or has performed audit services with respect to OPC or CRC.

Internal Restructuring has the meaning set forth in the Recitals of this Agreement.

Internal Spin-Off has the meaning set forth in the Recitals of this Agreement.

IRS means the United States Internal Revenue Service.

Joint Return means any Tax Return of OPC or any member of the OPC Consolidated Group that includes any member of the CRC Group or Tax Items attributable to Directly Owned California Assets.

Liquidated Corporation means each of (i) OEHI; (ii) Occidental Energy Ventures Corp., a Delaware corporation; and (iii) EHPP Holdings Inc., a Delaware corporation (collectively, the “Liquidated Corporations”).

Loan 1 Proceeds means the proceeds raised by CRC through its issuance of senior notes in the aggregate principal amount of $5 billion.

Loan 2 Proceeds means the proceeds raised by CRC prior to or simultaneously with the Second Contribution through a term loan and a revolving credit facility entered into with a syndicate of institutional lenders.

Net Separate Tax Liability means the Net Federal Separate Tax Liability or the Net State Separate Tax Liability, as applicable.

Net Federal Separate Tax Liability means the excess, if any, of the Federal Separate Tax Liability over the Proforma Federal Separate Tax Liability.  For the avoidance of doubt, Net Federal Separate Tax Liability is intended to equal the increase in the amount of the Federal Separate Tax Liability, if any, that results from capitalization of intangible drilling and development costs.

Net State Separate Tax Liability means the excess, if any, of the State Separate Tax Liability over the Proforma State Separate Tax Liability.  For the avoidance of doubt, Net State Separate Tax Liability is intended to equal the increase in the amount of the State Separate Tax Liability, if any, that results from capitalization of intangible drilling and development costs.

OEHI means Occidental of Elk Hills, Inc., a Delaware corporation which prior to the Internal Restructuring was owned by OOGHC and which was a member of the OPC Consolidated Group.

OEH LLC means the Delaware limited liability company into which OEHI was converted as part of the Internal Restructuring and which is disregarded as an entity separate from Sub 1 for U.S. federal income tax purposes.

Officer’s Certificate means the letter executed by officers of OPC and CRC provided to OPC’s outside tax advisors in connection with the Tax Opinion.

OLBI means Oxy Long Beach, Inc., a Delaware corporation which is owned by OOGHC and which is a member of the OPC Consolidated Group.

OOGHC means Occidental Oil and Gas Holding Corporation, a California corporation which is owned by Sub 1 and which is a member of the OPC Consolidated Group.

OPC has the meaning set forth in the introductory paragraph of this Agreement.

OPC Consolidated Group means the Affiliated Group of which OPC is the common parent corporation.

OPC Group means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which OPC is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the CRC Group.

OPC Tax Refund has the meaning set forth in Section 3.9.

OPIC means Occidental Petroleum Investment Company, which, prior to the Internal Reorganization, was a California corporation owned by OPC and a member of the OPC Consolidated Group.  As part of the Internal Restructuring, OPIC changed its name to Oxy USA Inc., and is referred to herein as Sub 1.

Option means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

Owed Party has the meaning set forth in Section 7.5.

Owing Party has the meaning set forth in Section 7.5.

OXY USA means, prior to the Internal Reorganization, OXY USA, Inc., a Delaware corporation owned by OOGHC and which was a member of the OPC Consolidated Group.

Payment Period has the meaning set forth in Section 7.5(c).

Person means and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

Post-Distribution CRC Group Tax Liability means the Post-Distribution Federal CRC Group Tax Liability or the Post-Distribution State CRC Group Tax Liability, as applicable.

Post-Distribution Federal CRC Group Tax Liability means the CRC Group’s United States federal Income Tax liability for any Post-Distribution Taxable Period.

Post-Distribution State CRC Group Tax Liability means the CRC Group’s liability for state Income Taxes for any Post-Distribution Taxable Period.

Post-Distribution Taxable Period means a taxable period or portion thereof that begins after the date of the Second Distribution.

Pre-Distribution Taxable Period means a taxable period or portion thereof that ends on or before the date of the Second Distribution.

Private Letter Ruling Request means the private letter ruling request submitted by OPC to the IRS on March 14, 2014, and any supplements thereto.

Proforma Federal Separate Tax Liability means an amount equal to the hypothetical Federal Separate Tax Liability if such amount were computed assuming no elections were made to capitalize intangible drilling and development costs under Sections 59(e) or 263(c) of the Code.

Proforma State Separate Tax Liability means an amount equal to the hypothetical State Separate Tax Liability if such amount were computed assuming no elections were made to capitalize intangible drilling and development costs under Sections 59(e) or 263(c) of the Code, or corresponding provisions of state tax laws.

Proposed Acquisition Transaction means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated under Section 355(e), to enter into a transaction or series of transactions), whether such transaction is supported by CRC management or shareholders, is a hostile acquisition, or otherwise, as a result of which CRC would merge, convert, or consolidate with or into any other Person or as a result of which one or more Persons would (directly or indirectly) acquire from CRC and/or one or more holders of outstanding shares of CRC Capital Stock, as the case may be, a number of shares of CRC Capital Stock that would, when combined with any other direct or indirect changes in ownership of CRC Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 30% or more of (i) the value of all outstanding shares of stock of CRC as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of CRC as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include issuances by CRC that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition, and the application thereof, is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

Restricted Action has the meaning set forth in Section 6.2(h).

Restricted Period means the period beginning on the date of the execution of this Agreement through and including the last day of the two-year period following the Distribution Date.

Ruling has the meaning set forth in Section 6.3(a).

Second Contribution has the meaning set forth in the Recitals of this Agreement.

Second Distribution has the meaning set forth in the Recitals of this Agreement.

Separate Tax Liability means the Federal Separate Tax Liability or the State Separate Tax Liability, as applicable.

Separation and Distribution Agreement means the Separation and Distribution Agreement, as amended from time to time, by and between OPC and CRC dated as of [•], 2014.

SSJP means Southern San Joaquin Production, LLC, a Delaware limited liability company which, prior to the Internal Restructuring, was owned by OXY USA and which was disregarded as an entity separate from OXY USA for U.S. federal income tax purposes.

State Separate Tax Liability means the sum of (i) the CRC Group’s liability for Taxes owed with respect to Combined Returns for any period in which any member of the CRC Group joins in the filing of a Combined Return, and (ii) the Taxes owed with respect to Tax Items attributable to Directly Owned California Assets for such period, determined in a manner consistent with the principles set forth in the definition of Federal Separate Tax Liability.

Straddle Period means any tax period that begins on or before and ends after the date of the Second Distribution.

Sub 1 means (i) OPIC prior to the date it changed its name to Oxy USA Inc. and, (ii) after such date, Oxy USA Inc.

Subsequent Opinion has the meaning set forth in Section 6.3(b).

Tax or Taxes means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and includes any liability in respect of Taxes that arises by operation of law; provided, however, that the terms Tax and Taxes shall not include amounts paid in connection with procuring California greenhouse gas allowances under the California Greenhouse Gas Cap-and-Trade Program, California Code of Regulations, Title 17, sections 95800, et seq.

Tax Authority means the IRS and any other domestic or foreign governmental authority responsible for the administration and collection of Taxes.

Tax Benefit means a reduction in the Tax Liability (or increase in a refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Benefit will be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax Liability been determined without regard to such Tax Item.

Tax Detriment means an increase in the Tax Liability (or reduction in a refund or credit or item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Detriment will be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax Liability been determined without regard to such Tax Item.

Tax-Free Status has the meaning set forth in Section 6.1.

Tax Item means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax Liability.

Tax Liabilities means all liabilities for Taxes.

Tax Losses means all Tax Liabilities and any losses attributable to a reduction in net operating losses, net operating loss carryforwards, capital losses, capital loss carryforwards, or tax credits of the OPC Group.

Tax Opinion means the opinion letter(s) to be issued by OPC’s outside tax advisors addressing certain U.S. federal Income Tax consequences of the Internal Restructuring, the Internal Spin-Off, and the External Spin-Off.

Tax Refund has the meaning set forth in Section 3.9.

Tax Returns means any and all reports, returns, declaration forms and statements (including amendments thereto) filed or required to be filed with respect to Taxes, and any attachments thereto.

Tax Savings Attributable to Tax Basis Increases means, for each Post-Distribution taxable year of the CRC Group, an amount equal to the excess, if any, of the Hypothetical Post-Distribution CRC Group Tax Liability over the Post-Distribution CRC Group Tax Liability.

Transaction Taxes means any Tax or increase in Tax Liability resulting from any income or gain recognized by OPC, CRC or their affiliates as a result of the Internal Restructuring (other than Deferred Intercompany Gain Transactions), the Internal Spin-Off, or the External Spin-Off failing to qualify for Tax-Free Status.

Transfer Taxes has the meaning set forth in Section 3.4.

Treasury Regulations means the regulations under the Code promulgated by the United States Department of the Treasury.

Vintage Production means Vintage Production California, LLC, a Delaware limited liability company which, prior to the Internal Restructuring, was owned by OXY USA and which was disregarded as an entity separate from OXY USA for U.S. federal income tax purposes.

VPL means Vintage Petroleum, LLC, a Delaware limited liability company which, prior to the Internal Restructuring, was owned by OXY USA and which was disregarded as an entity separate from OXY USA for U.S. federal income tax purposes.

1.2                               References; Construction.

(a)                                 Capitalized terms not otherwise defined in this Agreement have the meaning ascribed to them in the Separation and Distribution Agreement.

(b)                                 The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                                  The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d)                                 References to any “Article” or “Section,” without more, are to Articles and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

ARTICLE II
PREPARATION AND FILING OF TAX RETURNS

2.1                               Preparation of Tax Returns — OPC’s Responsibility.

(a)                                 OPC will prepare or cause to be prepared, and will file or cause to be filed, (i) all Consolidated Returns and all Combined Returns; (ii) all Income Tax Returns of CRC and any member of the CRC Group for any Pre-Distribution Taxable Period or Straddle Period and (iii) all Tax Returns of OPC or any member of the OPC Group that do not include CRC or any member of the CRC Group.

(b)                                 Subject to Section 2.4, OPC will have the right, with respect to any Tax Return described in Section 2.1(a), to determine: (i) the manner in which such Tax Return will be prepared and filed, including the method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item will be reported; (ii) whether any extensions may be requested; (iii) the elections that will be made by OPC, any member of the OPC Group, CRC, or any member of the CRC Group on such Tax Return, including, without limitation, elections relating to the deduction or capitalization of intangible drilling and development costs under Sections 59(e) or 263(c) of the Code; (iv) whether any amended Tax Returns will be filed; (v) whether any claims for refund will be made; (vi) whether any refunds will be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns.

(c)                                  OPC shall provide CRC with a copy of any Tax Returns that include CRC or any member of the CRC Group promptly upon the filing of such Tax Returns.

2.2                               Preparation of Tax Returns — CRC’s Responsibility.  CRC will prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of CRC and any member of the CRC Group for any Post-Distribution Taxable Period; and (ii) all Tax Returns (other than Income Tax Returns described in Sections 2.1(a)(i) and 2.1(a)(ii)) with respect to CRC and any member of the CRC Group.

2.3                               Agent.  Subject to the other applicable provisions of this Agreement, CRC hereby irrevocably designates, and agrees to cause each member of the CRC Group to so designate, OPC as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as OPC, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(a).

2.4                               Manner of Tax Return Preparation.  Unless otherwise required by applicable law, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement, the Officer’s Certificate, the Tax Opinion, and the Private Letter Ruling Request.  OPC will make a protective election with respect to the External Spin-Off pursuant to Section 336(e) of the Code and Treasury Regulation Section 1.336-2(j).  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement.

ARTICLE III
LIABILITY FOR TAXES; ALLOCATION

3.1                               CRC’s Liability for Article II Taxes.

(a)                                 With respect to all Tax Returns described in Section 2.1(a)(i), CRC will be liable for (i) the Net Separate Tax Liability and (ii) any Audit Adjustment Increase.

(b)                                 With respect to all Tax Returns described in Sections 2.1(a)(ii) and 2.2, CRC will be liable for all Taxes due with respect thereto.

3.2                               OPC’s Liability for Article II Taxes.

(a)                                 With respect to all Tax Returns described in Section 2.1(a)(i), OPC will be liable for the difference between the Net Separate Tax Liability and all Taxes shown as due on such Tax Returns; provided, however, that OPC will not be liable for any Audit Adjustment Increase.

(b)                                 With respect to all Tax Returns described in Section 2.1(a)(iii), OPC will be liable for all Taxes due with respect thereto.

3.3                               Computation.  At least ten (10) days prior to the due date of any Tax Return prepared by OPC pursuant to Section 2.1(a) for which CRC will incur a Tax Liability pursuant to Section 3.1, OPC shall provide CRC with a written calculation in reasonable detail setting forth the amount of such Tax Liability.  CRC will have the right to review and comment on such calculation, and shall be provided with reasonable access to any supporting documentation on request.  Any dispute with respect to such calculation will be resolved pursuant to Section 10.1.  If such dispute has not been resolved prior to the due date (including extensions) for filing such Tax Return, CRC will pay an amount equal to the Tax Liability to OPC and will be entitled to be reimbursed by OPC to the extent the dispute is resolved in CRC’s favor.

3.4                               Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes (“Transfer Taxes”) applicable to, or resulting from the Internal Restructuring, the Internal Spin-Off and the External Spin-Off will be borne fifty percent (50%) by OPC and fifty percent (50%) by CRC.  Notwithstanding anything in this Article III to the contrary, the party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file any Tax Returns required to be filed with respect to such Transfer Taxes, subject to any indemnification rights it may have against the other party, which shall be paid in accordance with Section 7.5.  CRC, OPC, and their respective affiliates will cooperate in (i) determining the amount of such Transfer Taxes, (ii) providing all requisite exemption certificates, and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Tax Authorities.

3.5                               CRC’s Liability For Tax on Deferred Intercompany Gain Transactions.  CRC shall pay to OPC any amount equal to (i) the aggregate amount of gain from Deferred Intercompany Gain Transactions, multiplied by (ii) 36.3 percent.  OPC shall compute the amount due under this Section 3.5, and shall present its computation to CRC along with the computation of Net Separate Tax Liability required by Section 3.3, and CRC shall pay that amount to OPC pursuant to Section 7.5.

3.6                               Payment of Tax Liability.  The party responsible for filing a Tax Return under Article II will be responsible for paying to the relevant Tax Authority the entire amount of the Tax Liability reflected on such Tax Return; provided, however, that the party liable for such Tax Liability pursuant to this Article III shall pay the Taxes for which it is liable to the filing party as set forth in Article VII.

3.7                               Amended Returns.  Except as expressly provided in Sections 3.8 and 3.9, unless OPC provides its written consent in the form of a letter from the Vice President - Tax, no Adjustment Request shall be filed for any Joint Return.

3.8                               Carrybacks.

(a)                                 The carryback of any loss, credit, or other Tax Item from any Post-Distribution Taxable Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign laws).

(b)                                 Subject to Sections 3.8(d) and 3.9, in the event that any member of the CRC Group realizes any loss, credit or other Tax Item in a Post-Distribution Taxable Period of such member, such member may elect to carry back such Tax Item to a Pre-Distribution Taxable Period or a Straddle Period of OPC only with the prior written consent of OPC in the form of a letter from the Vice President - Tax.  OPC shall be entitled to any Tax Refund realized by any member of the OPC Group or the CRC Group resulting from such carryback.

(c)                                  Subject to Sections 3.8(d) and 3.9, in the event that any member of the OPC Group realizes any loss, credit or other Tax Item in a Post-Closing Taxable Period of such member, such member may elect to carry back such loss, credit or other Tax Item to a Pre-Closing Taxable Period or a Straddle Period of such member.  CRC shall cooperate with OPC and such member in seeking from the appropriate Taxing Authority any Tax Refund that reasonably would result from such carryback (including by filing an amended Tax Return), at OPC’s cost and expense.  OPC shall be entitled to any Tax Refund realized by any member of the CRC Group or the OPC Group resulting from such carryback.

(d)                                 Except as otherwise provided by applicable law, if any Tax Item of OPC or CRC would be eligible to be carried back or carried forward to the same Pre-Closing Taxable Period (had such carryback been the only carryback to such taxable period), any Tax Refund resulting therefrom shall be allocated between OPC and CRC proportionately based on the relative amounts of the Tax Refunds to which OPC and CRC, respectively, would have been entitled.

3.9                               Refunds.

(a)                                 Tax Refunds for OPC’s Account.  OPC shall be entitled to receive and retain all refunds and credits of Taxes with respect to Tax Returns described in Section 2.1(a)(i) and Section 2.1(a)(iii) (collectively, “OPC Tax Refunds”).  If CRC or any member of the CRC Group receives a refund of Taxes (a “Tax Refund”) (or any reduction in Tax Liability by means of a credit, offset or otherwise) constituting an OPC Tax Refund, within 15 days of receipt of such OPC Tax Refund, CRC shall pay to OPC an amount that is equal to the OPC Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such OPC Tax Refund, less any Taxes payable by CRC or any CRC Group member in connection with the receipt of such OPC Tax Refund.

(b)                                 Tax Refunds for CRC’s Account.  CRC shall be entitled to receive and retain all refunds and credits of Taxes with respect to Tax Returns described in Sections 2.1(a)(ii) and 2.2 (collectively “CRC Tax Refunds”).  If OPC or any member of the OPC Group receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) constituting a CRC Tax Refund, within 15 days of receipt of such CRC Tax Refund, OPC shall pay to CRC an amount that is equal to the CRC Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such CRC Tax Refund, less any Taxes payable by OPC or any OPC Group member in connection with the receipt of such CRC Tax Refund.

(c)                                  To the extent the amount of any Tax Refund is reduced by a Tax Authority or a Tax Proceeding, such reduction shall be allocated to the party to which such Tax Refund was allocated pursuant to this Section 3.9.

3.10                        Allocation and Apportionment of Earnings and Profits and Other Tax Attributes.  OPC will advise CRC in writing of the amount of (i) OPC’s and/or Sub 1’s earnings and profits allocable to CRC under Section 312(h) of the Code and Treasury Regulation Section 1.1502-33, and (ii) other Tax attributes that must be allocated or apportioned between OPC and CRC, on or before the first anniversary of the Second Distribution.  OPC shall, to the extent permitted by applicable law, determine the allocation and apportionment of earnings and profits and other Tax attributes in its sole discretion.  CRC and all members of the CRC Group shall prepare all Tax Returns in accordance with such written notice.  For the avoidance of doubt, OPC shall not be liable to CRC or any member of the CRC Group for failure of the determination of earnings and profits or other Tax attributes to be accurate under applicable law.

3.11                        Allocation of Tax Items.  All Tax computations for (1) any Pre-Distribution Taxable Periods ending on the Distribution Date and (2) the immediately following taxable period of CRC or any member of the CRC Group will be made pursuant to Treasury Regulation Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by OPC.

ARTICLE IV
LIABILITY FOR TRANSACTION TAXES

4.1                               OPC’s Liability for Transaction Taxes.  Notwithstanding Article III, OPC and each member of the OPC Group will be liable for one hundred percent (100%) of any Transaction Taxes that result from one or more of the following:

(a)                                 any inaccurate written covenant, representation or warranty by OPC (or any member of the OPC Group) in this Agreement or the Officer’s Certificate; or

(b)                                 any act, failure to act, or omission of or by OPC (or any member of the OPC Group) inconsistent with any covenant, representation or warranty in this Agreement, the Officer’s Certificate, the Tax Opinion, or the Private Letter Ruling Request.

(c)                                  Notwithstanding Section 4.1(a), OPC shall have no liability for Transaction Taxes that result, in whole or in part, from any act by CRC or any CRC subsidiary described in Section 4.2(c) or (d).

4.2                               CRC’s Liability for Transaction Taxes.  Notwithstanding Article III, CRC and each CRC subsidiary will be liable for one hundred percent (100%) of any Transaction Taxes that result from one or more of the following:

(a)                                 any inaccurate written covenant, representation or warranty by CRC (or any CRC subsidiary) in this Agreement or the Officer’s Certificate;

(b)                                 any act, failure to act, or omission of or by CRC (or any CRC subsidiary) inconsistent with any covenant, representation or warranty in this Agreement, the Officer’s Certificate, the Tax Opinion, or the Private Letter Ruling Request;

(c)                                  any breach by CRC (or any CRC subsidiary) of any covenant contained in Section 6.2; or

(d)                                 any action of CRC taken pursuant to Section 6.3 that results in the imposition of any Transaction Taxes.

4.3                               Shared Liability for Transaction Taxes.  Subject to Section 4.4, Transaction Taxes that are not attributable to the fault of either party, and as such are not allocable under Section 4.1 or Section 4.2, shall be shared between the parties, with OPC and CRC each bearing fifty percent (50%) of such Transaction Taxes.

4.4                               To the extent the imposition of Transaction Taxes that are not attributable to the fault of either party result in an increase in the tax basis of depreciable, depleteable or amortizable assets of CRC or any member of the CRC Group, then (i) OPC shall be liable for the payment of such Transaction Taxes, and (ii) CRC shall make the payments to OPC provided for in Section 7.4.  For the avoidance of doubt, penalties and interest related to Transaction Taxes that are not attributable to the fault of either party will be shared between the parties under Section 4.3.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1                               Tax Materials.  Each of OPC and CRC hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has examined (A) drafts of the Officer’s Certificate and (B) any other materials delivered by OPC or CRC in connection with obtaining the Tax Opinion or submitting the Private Letter Ruling Request ((A) and (B), collectively, the “Draft Tax Materials”), (ii) it has updated through and including the date of the Second Distribution the Draft Tax Materials deliverable by OPC or CRC (as updated, the “Final Tax Materials”), and (iii) the facts to be presented and the representations to be made in the Final Tax Materials are and will be, from the time presented or made through and including the time of the Final Distribution, true, correct and complete in all respects.

5.2                               No Contrary Knowledge.  Each of OPC and CRC represents that, as of the date of this Agreement, it knows of no fact (after due inquiry) that may cause the Tax treatment of the Internal Spin-Off or the External Spin-Off to be other than that contemplated in the Separation and Distribution Agreement and the Tax Opinion.

5.3                               No Contrary Plan.  OPC represents and warrants that neither it, nor any member of the OPC Group, has any plan or intent to take any action that is inconsistent with any factual statements or representations it makes in the Final Tax Materials.  CRC represents and warrants that neither it, nor any member of the CRC Group nor any CRC subsidiary, has any plan or intent to take any action that is inconsistent with any factual statements or representations it makes in the Final Tax Materials.

ARTICLE VI
COVENANTS

6.1                               General.  The parties intend for the Internal Restructuring to qualify for tax-free treatment as described in the Tax Opinions, and for each of the Internal Spin-Off and the External Spin-Off to qualify for tax-free treatment under Sections 355, 361, and/or 368(a)(1)(D), and related provisions of the Code pursuant to which gain or loss is not recognized by Sub 1, OPC, or OPC’s stockholders (such tax-free treatment, the “Tax-Free Status”).

6.2                               CRC Restricted Actions.  During the Restricted Period, CRC will not, nor will CRC permit any member of the CRC Group or any other Person directly or indirectly controlled by CRC to:

(a)                                 voluntarily liquidate or dissolve (including any action that results in a liquidation or dissolution for federal income tax purposes);

(b)                                 (1) enter into any Proposed Acquisition Transaction or, to the extent CRC has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any outstanding CRC Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48, 2003-2 C.B. 86, and Revenue Procedure 2013-32, 2013-28 I.R.B. 55), (3) recapitalize, reclassify, or alter the voting rights of one or more shares of its Capital Stock, or (4)  take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Final Tax Materials) that in the aggregate (and taking into account any other transactions described in this Section 6.2(b)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in CRC or otherwise jeopardize the Tax-Free Status;

(c)                                  increase or decrease the number of members of the board of directors of CRC or any pre-Second Distribution CRC subsidiary, alter in any way the procedures for the nomination, election, and termination of members of the board of directors, or expand, contract, or otherwise modify the rights of the board of directors to govern the affairs of CRC, in each case, in a manner that differs from the manner set forth in the Certificate of Incorporation and Bylaws of CRC or any pre-Second Distribution CRC subsidiary in effect as of the date of the First Contribution if any such modification could reasonably be expected to cause the First Distribution or the Second Distribution to be taxable under Section 355 of the Code;

(d)                                 sell, exchange, distribute, or otherwise dispose of any pre-Second Distribution CRC subsidiary or all or a substantial part of the assets of any of the trades or businesses conducted by CRC and the pre-Second Distribution CRC subsidiaries (other than sales or transfers of inventory in the ordinary course of business) prior to the Second Distribution, provided, however, that the foregoing shall not apply to (i) sales, transfers, or dispositions of assets in the ordinary course of business, (ii) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (iii) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes, or (iv) any mandatory or optional repayment (or pre-payment) of any indebtedness of CRC or any member of the CRC Group, and provided, further, that for purposes of this Section 6.2(d), a merger of CRC or one of its subsidiaries with and into any Person that is not a wholly owned subsidiary of CRC shall constitute a disposition of all of the assets of CRC or such subsidiary;

(e)                                  take, or fail to take, any action that causes the trades or businesses conducted by CRC or any pre-Second Distribution CRC subsidiary to cease to be actively conducted (within the meaning of Section 355(b) of the Code and the applicable Treasury Regulations) by CRC or any such pre-Second Distribution CRC subsidiary in substantially the same manner as such business was conducted immediately before the Internal Spin-Off;

(f)                                   sell or transfer to any corporate subsidiary, or agree to sell or transfer to any corporate subsidiary (including in any transaction treated for federal income tax purposes as a sale or transfer) any assets held, directly or indirectly, by any Liquidated Corporation immediately before the liquidation (whether actual or deemed for federal income tax purposes) of such Liquidated Corporation;

(g)                                  enter into any negotiations, agreements, understandings, or arrangements with respect to any of the foregoing; or

(h)                                 take, or fail to take, any action that could reasonably be expected to cause the Internal Spin-Off or the External Spin-Off to fail to obtain the Tax-Free Status (any such action or failure to act, together with any action set forth in Sections 6.2(a)–(g), a “Restricted Action”); provided, however, that the term “Restricted Action” does not include any action, or failure to act, that is contemplated by the terms of the Separation and Distribution Agreement.

6.3                               Permitted Actions.  Notwithstanding Section 6.2, CRC will be permitted to take a Restricted Action if, prior to taking such action, CRC provides 60 days’ advance written notification to OPC of its plans with respect to such action, and promptly and completely responds to any inquiries by OPC with respect to such action and either:

(a)                                 CRC obtains a private letter ruling with respect to such Restricted Action from the IRS (a “Ruling”) that is reasonably satisfactory to OPC on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax-Free Status as contemplated by the Tax Opinion; provided, however, that CRC will not submit any request for such Ruling if OPC determines in good faith that filing such request might have a materially adverse effect upon OPC;

(b)                                 CRC obtains an unqualified opinion reasonably acceptable to OPC of an independent nationally recognized law firm or accounting firm approved by OPC (a “Subsequent Opinion”), on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax-Free Status as contemplated by the Tax Opinion, provided that such Subsequent Opinion assumes that, without regard to the Restricted Transaction, the Internal Restructuring, the Internal Spin-Off, and the External Spin-Off qualify for the Tax-Free Status; or

(c)                                  CRC obtains the prior written consent of OPC.

(d)                                 For the avoidance of doubt, CRC shall not be relieved of any indemnification obligation pursuant to Article IX or otherwise under this Agreement as a result of having satisfied the requirements of this Section 6.3.

6.4                               Notice of Subsequent Information.  CRC and its affiliates will furnish OPC with a copy of any document or information that reasonably could be expected to have an impact on the Tax-Free Status of the Distributions.

6.5                               Cooperation Related to the Tax-Free Status of the Distributions.

(a)                                 OPC will cooperate with CRC, and will take (or refrain from taking) all such actions as CRC may reasonably request in connection with obtaining any Ruling or Subsequent Opinion referred to in Sections 6.3 and 6.4; provided, however, that CRC shall reimburse OPC for all expenses incurred by OPC in connection with such cooperation.  Such cooperation includes providing any information, representations and/or covenants reasonably requested by CRC (or its counsel) to enable CRC to obtain and maintain either a Ruling or a Subsequent Opinion.  From and after any date on which OPC, CRC, or any of their respective affiliates makes any representation or covenant to counsel for the purpose of obtaining a Subsequent Opinion or to the IRS for the purpose of obtaining a Ruling and (with respect solely to any representation given) until the Restricted Period ends (or such later date as may be agreed upon at the time such representation is made), the party making such representation or covenant will take no action that would cause such representation to be untrue or covenant to be breached unless both parties determine, in their reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distributions, that such action would not cause the Tax-Free Status to cease to apply to the Distributions.  Such representations and warranties, once made in writing, will be considered Final Tax Materials subject to the provisions of Section 5.1.

(b)                                 Without limiting OPC’s approval rights set forth in Section 6.3, if CRC receives a Subsequent Opinion or Ruling, CRC shall promptly, and in any event within two (2) business days after the receipt of the Subsequent Opinion or Ruling, provide a copy of such Subsequent Opinion or Ruling to OPC to the extent OPC has not otherwise been provided with a copy.

(c)                                  CRC may not file any request for a Ruling with respect to the Tax-Free Status of the Distributions without the prior written consent of OPC, which consent may not be unreasonably withheld or delayed.

6.6                               Tax Reporting.

(a)                                 Each of OPC and CRC covenants and agrees that it will not take, and will cause its respective affiliates to refrain from taking, any position on a Tax Return that is inconsistent with the Tax-Free Status of the Internal Spin-Off and the External Spin-Off.

(b)                                 Each of OPC and CRC shall timely comply with any information reporting requirements imposed by any Tax Authority with respect to the Internal Spin-Off and the External Spin-Off.

6.7                               Tax Assistance and Cooperation.

(a)                                 Cooperation.  OPC and CRC will each cooperate fully (and each will cause its respective affiliates to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, claims for refund and Audits concerning issues or other matters covered by this Agreement.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Such cooperation will include, without limitation:

(i)                                     the retention until the expiration of the applicable statute of limitations, and extensions, if any, thereof, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Income Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;

(ii)                                  the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the OPC Group or the CRC Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)                               the use of the party’s best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.  Each party will make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)                                 Failure to Perform.  If a party fails to comply with any of its obligations set forth in Section 6.7(a) upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party will be liable in full for such additional Taxes.

(c)                                  Retention of Records.  A party intending to dispose of documentation of OPC (or any OPC affiliate) or CRC (or any CRC affiliate), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto prior to the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable year or years to which such documentation relates, shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action.  The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

ARTICLE VII
PAYMENTS

7.1                               Net Separate Tax Liability.  Not later than fifteen days following the provision of the Net Separate Tax Liability computation to CRC as provided in Section 3.3, CRC shall pay to OPC an amount equal to the Net Separate Tax Liability.

7.2                               Returns Under Section 2.1(a)(ii).  CRC shall pay to OPC the amount of Tax Liability shown on any return filed by OPC pursuant to Section 2.1(a)(ii).

7.3                               Audit Adjustment Increases.  In the event of a redetermination of any Tax Item reflected on any Tax Return described in Section 2.1(a)(i) (other than Tax Items relating to Transaction Taxes), as a result of a Final Determination which affects CRC’s liability for Audit Adjustment Increases, OPC will prepare a revised pro forma Tax Return for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such Final Determination.  CRC shall pay to OPC an amount equal to any Audit Adjustment Increase as described by the revised pro forma Tax Return.

7.4                               Payments Owed by CRC Under Section 4.4.  CRC shall pay to OPC the amount of Tax Savings Attributable to Tax Basis Increases.  In the event that CRC is required to make payments pursuant to this Section 7.4, CRC shall, on an annual basis, provide OPC with a computation of the amount of Tax Savings Attributable to Tax Basis Increases within 15 days of filing the federal income tax return of the CRC Group.  Any dispute regarding the computation shall be resolved pursuant to Article X.

7.5                               Rules Regarding Payments Under this Agreement.  In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments will be made according to this Section 7.5.

(a)                                 General.  All payments shall be made to the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b)                                 Treatment of Payments.  Unless otherwise required by any Final Determination, the OPC Group and the CRC Group agree to treat (i) any payment required by this Agreement as either a contribution by OPC to CRC or a distribution by CRC to OPC, as the case may be, occurring immediately prior to the Second Distribution, and (ii) any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

(c)                                  Interest.  Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) and that are not otherwise setoff against amounts owed by one party to the other party will bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in Section 6621(c) of the Code.  Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE VIII
AUDITS AND TAX PROCEEDINGS

8.1                               In General.  Except as otherwise provided in this Agreement, the party filing a Tax Return (the “Filing Party”) will have the exclusive right, in its sole discretion, to control, contest, and represent the interests of OPC, any member of the OPC Group, CRC, and any member of the CRC Group in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.  The Filing Party’s rights will extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.  Any costs incurred in handling, settling, or contesting an Audit will be borne by the Filing Party.  CRC will not settle any Audit it controls concerning a Tax Item of a Pre-Distribution Taxable Period on a basis that would materially increase a Tax Liability of the OPC Group with respect to a Pre-Distribution Taxable Period without obtaining OPC’s consent.

8.2                               Notice.  As soon as practicable after a party receives a written notice from a Tax Authority of a proposed adjustment to a Tax Item for a Pre-Distribution Taxable Period (irrespective of whether such proposed adjustment would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement), such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Tax Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that such Indemnifying Party is materially prejudiced by such failure.

8.3                               Control of Transaction Tax Proceedings.  Notwithstanding any provision in this Agreement to the contrary, OPC will control all activities and strategic decisions with respect to any Tax proceedings relating to Transaction Taxes.

ARTICLE IX
INDEMNIFICATION

9.1                               OPC’s Indemnification Obligations. Except as otherwise provided in this Agreement, OPC will indemnify and hold harmless CRC and any member of the CRC Group and any CRC subsidiary for all Tax Liabilities (and any loss, cost, fine, penalty, damage or other expense of any kind, including reasonable attorneys’ fees and costs incurred in connection therewith) attributable to (i) any Taxes for which OPC or any member of the OPC Consolidated Group liable for under this agreement which is imposed upon CRC by reason of CRC being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law; (ii) OPC’s portion of any Transfer Taxes as set forth in Section 3.4; and (iii) any Taxes of CRC or its affiliates resulting from the breach of any obligation or covenant of OPC under this Agreement.

9.2                               CRC’s Indemnification Obligations.  CRC will indemnify and hold harmless each of OPC and any member of the OPC Group for all Tax Losses (and any loss, cost, fine, penalty, damage or expense of any kind, including reasonable attorneys’ fees and costs incurred in connection therewith) attributable to (i) any Taxes for which CRC is responsible under Section 3.1; (ii) Transaction Taxes for which CRC is responsible under Article IV; (iii) CRC’s portion of any Transfer Taxes as set forth in Section 3.4; and (iv) any Taxes resulting from the breach of any obligation or covenant of CRC under this Agreement.

9.3                               Indemnification Mechanics.

(a)                                 If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article IX, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article IX, showing such calculations in reasonably sufficient detail so as to permit the Indemnifying Party to understand the calculations.  The Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article IX; provided, however, that the Indemnifying Party will not be required to make the indemnification payment if the Indemnifying Party disagrees with such calculations.  In such case, the Indemnifying Party shall notify the Indemnified Party of its disagreement in writing within ten (10) business days of receiving such calculations.  Any disagreement with respect to such indemnification payment will be resolved pursuant to Section 10.1.

(b)                                 Any claim under this Article IX shall be made no later than sixty (60) days after the expiration of the applicable statute of limitations for assessment of such Tax Liability.

(c)                                  The amount of any indemnification payment with respect to any Tax Liability will be reduced by any current Tax Benefits actually realized by the Indemnified Party in respect of such Tax Liability by the end of the taxable year in which the indemnity payment is made.  The calculation of such Tax Benefit shall be included in the calculation required to be submitted pursuant to Section 9.3(a).  If any indemnification payment hereunder is determined to be taxable to the Indemnified Party by any Tax Authority, the indemnity payment payable by the Indemnifying Party will be increased as necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 9.3(c)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

ARTICLE X
MISCELLANEOUS

10.1                        Dispute Resolution.  In the event that OPC and CRC disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties will attempt in good faith to resolve such dispute.  If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, OPC and CRC will jointly retain an Independent Firm, reasonably acceptable to both parties, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 10.1, the Owing Party shall either (i) first pay to the Owed Party, or place in an escrow reasonably satisfactory to the Owed Party pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute, or (ii) deliver to the Owed Party a written opinion of an independent law or accounting firm reasonably acceptable to both parties, substantially to the effect that with respect to such dispute the Owing Party is more likely than not to prevail in its entirety in the dispute resolution proceeding.  The Independent Firm will act as an arbitrator to resolve all points of disagreement and its decision will be final and binding upon all parties involved.  Following the decision of the Independent Firm, OPC and CRC will each take or cause to be taken any action necessary to implement the decision of the Independent Firm.  The fees and expenses relating to the Independent Firm will be borne by the party that does not prevail in the dispute resolution proceeding.  Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.1 will not be applicable to any disagreement between OPC and CRC relating to Transaction Taxes or Transaction Tax proceedings.

10.2                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of laws principles.

10.3                        Changes in Law.  Any reference to a provision of the Code or a law of another jurisdiction will include a reference to any applicable successor provision or law.  If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby becomes impracticable or impossible, the parties hereto will use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.4                        Confidentiality.  Each party will hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired from other sources not known to be under a duty of confidentiality by the party to which it was furnished, or (iii) independently developed), and each party will not release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who will be advised of and agree to be bound by the provisions of this Section 10.4.  Each party will be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.5                        Amendment, Modification, or Termination.  This Agreement may be amended, modified, supplemented or terminated only by a written agreement signed by all of the parties hereto; provided, however, that any indemnification obligations arising under Article IX of this Agreement for all taxable periods prior to any termination of this Agreement will survive until such indemnification obligations are satisfied in full.

10.6                        Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and will be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as may be specified by like notice):

If to OPC or any member of the OPC Group, to:

Occidental Petroleum Corporation

10889 Wilshire Boulevard, Los Angeles, CA  90024

Attention:  Michael S. Stutts

Michael_Stutts@oxy.com

Facsimile:

with a copy (which will not constitute effective notice) to:

Vinson & Elkins L.L.P.

2200 Pennsylvania Avenue, NW, Washington, DC  20037

Attention:  Gary R. Huffman

ghuffman@velaw.com

Facsimile:

If to CRC or any member of the CRC Group, to:

CRC

10889 Wilshire Boulevard, Los Angeles, CA  90024

Attention:  Noelle M. Repetti

Noelle_Repetti@oxy.com

Facsimile:

with a copy (which will not constitute effective notice) to:

CRC

10889 Wilshire Boulevard, Los Angeles, CA  90024

Attention:  Michael Preston

Michael_Preston@oxy.com

Facsimile:

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.6.

10.7                        Complete Agreement.  This Agreement, with the other transaction agreements and other documents referred to herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter.  In the case of any conflict between the terms of this Agreement and the terms of any other transaction agreement, the terms of this Agreement will be applicable.

10.8                        Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and should not in any way affect the meaning or interpretation of this Agreement.

10.9                        Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.10                 Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties.  This Agreement is solely for the benefit of OPC and CRC and their respective subsidiaries, affiliates, successors and assigns, and is not intended to confer upon any third parties any rights or remedies hereunder.

10.11                 Authorization.  Each of OPC and CRC hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.12                 ArbitrationTo the extent any dispute under this Agreement (i) cannot be resolved pursuant to Section 10.1, or (ii) relates to Transaction Taxes or Transaction Tax proceedings, OPC and CRC shall resolve such dispute pursuant to the arbitration provisions set forth in Article VI of the Separation and Distribution Agreement.

10.13                 Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

10.14                 Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.15                 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.16                 Setoff.  All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.17                 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

10.18                 Effective Date.  This Agreement is effective as of the date hereof.

IN WITNESS WHEREOF, each of the parties has caused this Tax Sharing Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

OCCIDENTAL PETROLEUM CORPORATION

By:
Name:
Title:

CRC

By:
Name:
Title: